Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 22, 2003, in the Registration Statement (Form S-11 No. 333-109907) and related Prospectus of Eisenhower Real Estate Funds Corporate and Government Properties, Inc. for the registration of 55,000,000 shares of its common stock.

/s/    ERNST & YOUNG LLP

San Francisco, California

January 9, 2004